Exhibit 99.1

FLEETWOOD REPORTS THIRD QUARTER FISCAL 2007 RESULTS

Riverside, Calif., March 8, 2007 — Fleetwood Enterprises, Inc. (NYSE:FLE) announced today its results for the fiscal 2007 third quarter and first nine months ended January 28, 2007. Consolidated revenues for the quarter were $443.2 million, down 24 percent from $583.9 million in last year’s third quarter. The loss from continuing operations totaled $29.7 million, or $0.46 per diluted share, compared to income from continuing operations of $4.7 million, or $0.08 per diluted share, in the third quarter of the prior year. The current year’s third quarter operating results included $4.1 million of impairment and severance charges, while last year’s third quarter included $0.6 million of impairment charges. The net loss, which included discontinued operations, totaled $29.9 million, or $0.47 per diluted share, compared to net income of $1.4 million, or $0.02 per diluted share, in last year’s third quarter.

“The negative results for the quarter reflect normal seasonal weakness, which was intensified by relatively sharp year-over-year declines in manufactured housing and travel trailer industry shipments at the end of the calendar year,” said Elden L. Smith, Fleetwood’s president and chief executive officer. “Last year’s third quarter benefited from $129 million of sales of FEMA-specified homes and trailers, as well as demand for conventional units as post-hurricane living accommodations. Our progress in improving operational efficiencies and reducing costs is masked by this quarter’s low level of revenues, which were below any quarter since the third quarter of fiscal 2003.”

For the first nine months of fiscal 2007, consolidated revenues were down 18 percent to $1.50 billion from $1.83 billion in the same period last year. The loss from continuing operations for the first nine months of fiscal 2007 was $48.8 million, or $0.76 per diluted share, compared with a loss from continuing operations of $8.9 million, or $0.15 per diluted share, in the same period of fiscal 2006. The net loss in the first nine months of fiscal 2007 was $50.7 million, or $0.79 per diluted share, compared with a net loss of $30.1 million, or $0.52 per diluted share, for the same period last year.

RV Group Results

The RV Group incurred an operating loss of $15.8 million for the third quarter, compared to operating income of $3.8 million in the comparable period of the prior year. Revenues for the Group declined 11 percent to $324.0 million in the quarter compared with $365.3 million in the same period of the prior year. Sales of FEMA-specified emergency living units in the prior year’s third quarter were $72 million.

The motor home division earned $5.3 million in the quarter compared to an operating loss of $4.1 million in the third quarter last year, primarily due to a 26 percent increase in revenues. The travel trailer division incurred an operating loss of $17.5 million compared to operating income of $11.2 million in the prior year, with revenues dropping 52 percent to $81.8 million. Travel trailer revenues, excluding those generated by the sale of FEMA units, were down 16 percent. The operating loss for the folding trailer division was slightly higher at $3.5 million compared to $3.3 million last year, on revenues that were down 7 percent.

The RV Group reported an operating loss of $44.0 million for the first nine months of fiscal 2007 on revenues of $1.1 billion, compared with an operating loss of $2.0 million on revenues of $1.18 billion in the comparable period last year.

“Results from our travel trailer operations were disappointing, but we are in a transition period,” Smith said. “We have made substantial progress in the realignment of our product mix across manufacturing facilities, resulting in higher labor efficiencies since implementation in early January 2007. The next phase of this improvement process was to evaluate our capacity needs, particularly in light of the recent softening of the travel trailer market, and in early March we began the process of discontinuing production in three travel trailer facilities. There will be some transition costs in connection with these changes, but the longer-term benefits will far outweigh them.

“On the positive side, revenues in our motor home business were up significantly, leading to a profitable quarter,” Smith continued. “Our unit shipments increased 13 percent, while industry shipments of Class A and Class C units for approximately the same three-month period were down slightly. In addition, as of the end of the quarter, the motor home division had its highest backlog since April 2004. Nevertheless, our optimism about the near-term future is somewhat tempered, due to recent stock market volatility, which has affected RV sales in the past, as well as mixed attendance and sales results from the retail shows so far in 2007.”

Housing Group Results

The Housing Group incurred an operating loss of $7.8 million in the third quarter compared to generating operating income of $13.1 million in the same quarter of the prior year. This year’s results included impairment charges of $2.8 million incurred in connection with an idle plant. Quarterly revenues for the Group fell 48 percent to $108.7 million from $208.8 million in last year’s third quarter, which included revenues of approximately $57 million from the sale of homes for disaster relief.

For the first nine months of the fiscal year, Housing Group revenues declined 37 percent to $401.3 million from $638.1 million in the prior-year period, resulting in an operating loss of $4.3 million. During the same period last year, the Group generated operating income of $32.2 million.

“The manufactured housing industry experienced a further decline in annual shipment numbers in 2006,” Smith said. “To find a lower number, one must look to 1961. While we believe that the case for a manufactured housing rebound remains valid, it has proven to be extremely difficult to estimate the timing of any recovery. That uncertainty has led us to pursue new opportunities, resulting in the recent formation of our modular division, Trendsetter Homes, which will provide us with new channels for the sale of factory-built housing. Although the rate of growth is difficult to predict, the prospects for that business are very good and we are making progress in implementing our strategy for penetrating the Gulf Coast market. We believe that we bring unique strengths to the table and look forward to expanding our reach in this market. Meanwhile, we also continue to pursue military housing projects, where we have met with some success. Both of these modular initiatives involve significantly longer lead times than our traditional manufactured housing business, so several projects in their early stages are not yet reflected in our backlog.”

Discontinued Operations

Discontinued operations, which include the manufactured housing retail and financial services businesses, the majority of the assets of which were sold in the second fiscal quarter of 2006, incurred a loss of $0.2 million or $0.01 per diluted share in the third quarter, compared to a loss of $3.3 million or $0.06 per diluted share in the comparable period last year.

Corporate Outlook

“Although it appears that the motor home market will improve this spring, we have reason to believe that this may not be the case for the markets of our other products,” Smith said. “Signs seem to indicate that the travel trailer market will be softer than last year for at least the first half of the calendar year, and any potential upturn in lending for manufactured housing that might be developing would not be immediately apparent in our order backlog. In addition, significant results from our modular housing marketing efforts are not expected to materialize until later this calendar year. As a result of these factors and additional restructuring charges incurred this month in connection with the changes in our travel trailer division, we expect to sustain a significant operating loss in the fourth quarter, although we anticipate it will be less than the third quarter loss due to seasonal improvements and the effect of our cost–cutting measures. Despite difficult market conditions that have delayed our return to sustainable profitability, we are confident that the moves we have made position us well for the future.”

The Company will host a conference call with interested parties at 10:30 a.m. PST/1:30 p.m. EST on Thursday, March 8, 2007. The call will be broadcast live over the Internet at www.streetevents.com, www.earnings.com, and the Company’s website, www.fleetwood.com under Investor Relations.

About Fleetwood

Fleetwood Enterprises, Inc. is a leading producer of recreational vehicles and manufactured homes through its subsidiaries. This Fortune 1000 company, headquartered in Riverside, Calif., is dedicated to providing quality, innovative products that offer exceptional value to its customers. Fleetwood operates facilities strategically located throughout the nation, including recreational vehicle, manufactured housing and supply subsidiary plants. For more information, visit the Company’s website at www.fleetwood.com.

This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood’s management as well as assumptions made by, and information currently available to, Fleetwood’s management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood’s 10-K and other SEC filings. These risks and uncertainties include, without limitation, the lack of assurance that the Company will regain sustainable profitability in the foreseeable future; the Company’s ability to comply with financial tests and covenants on existing debt obligations and to obtain future financing needed in order to execute its business strategies; the volatility of the Company’s stock price; the impact of ongoing weakness in the manufactured housing market and more recent weakness in the recreational vehicle market; the effect of global tensions, fuel prices, interest rates, and other factors on consumer confidence, which in turn may reduce demand for Fleetwood’s products, particularly RV products; the availability and cost of wholesale and retail financing for the Company’s products, especially manufactured housing; the cyclical and seasonal nature of both the manufactured housing and recreational vehicle industries; expenses and uncertainties associated with the entry into new business segments or the manufacturing, development and introduction of new products; the potential for excessive retail inventory levels in the Company’s industries, especially the recreational vehicle business; potential increases in the frequency of product liability, wrongful death, class action, and other legal or regulatory actions; the highly competitive nature of our industries; lack of acceptance of Fleetwood’s products; and repurchase agreements with floorplan lenders, which could result in increased costs.

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Fleetwood Enterprises, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Amounts in thousands, except per share data)

	13 Weeks Ended		39 Weeks Ended	40 Weeks Ended
	January 28, 2007	January 29, 2006	January 28, 2007	January 29, 2006
Net Sales:
RV Group	$323,976	$365,342	$1,059,793	$1,182,015
Housing Group	108,687	208,812	401,332	638,124
Supply Group	10,509	9,712	38,391	35,330
Intercompany Housing Group sales	—	—	—	(25,627)
	443,172	583,866	1,499,516	1,829,842

Cost of products sold	384,597	472,635	1,294,172	1,506,531
Gross profit	58,575	111,231	205,344	323,311

Operating expenses	79,439	98,713	250,858	296,217
Other operating expenses, net	4,063	582	2,873	5,916
	83,502	99,295	253,731	302,133

Operating income (loss)	(24,927)	11,936	(48,387)	21,178
Other income (expense):
Investment income	1,269	1,921	4,701	4,077
Interest expense	(5,942)	(8,142)	(18,773)	(22,824)
Other, net	—	—	18,530	—

	(4,673)	(6,221)	4,458	(18,747)

Income (loss) from continuing operations before income taxes	(29,600)	5,715	(43,929)	2,431
Provision for income taxes	(70)	(1,007)	(4,841)	(11,345)
Income (loss) from continuing operations	(29,670)	4,708	(48,770)	(8,914)

Loss from discontinued operations, net	(235)	(3,332)	(1,973)	(21,185)

Net income (loss)	$(29,905)	$1,376	$(50,743)	$(30,099)

	Basic	Diluted	Basic	Diluted	Basic	Diluted	Basic	Diluted

Earnings (loss) per common share:
Income (loss) from continuing operations	$(0.46)	$(0.46)	$0.08	$0.08	$(0.76)	$(0.76)	$(0.15)	$(0.15)
Loss from discontinued operations	(0.01)	(0.01)	(0.06)	(0.06)	(0.03)	(0.03)	(0.37)	(0.37)

Net income (loss) per common share	$(0.47)	$(0.47)	$0.02	$0.02	$(0.79)	$(0.79)	$(0.52)	$(0.52)

Weighted average common shares	63,937	63,937	61,838	62,622	63,933	63,933	58,103	58,103

Fleetwood Enterprises, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Amounts in thousands)

	January 28, 2007	October 29, 2006	January 29, 2006
ASSETS

Cash	$9,722	$55,172	$63,725
Marketable investments - available for sale	24,005	23,505	18,108
Receivables	139,131	136,306	227,632
Inventories	198,243	197,382	225,886
Deferred taxes benefits - current	13,104	13,197	14,202
Other current assets	13,782	15,941	18,983
Total current assets	397,987	441,503	568,536

Property, plant and equipment, net	198,059	204,874	220,790
Deferred taxes benefits - non-current	52,367	52,274	50,061
Cash value of Company-owned life insurance, net	23,113	29,722	30,400
Goodwill and intangible assets	6,316	6,316	6,316
Other assets	43,073	40,045	46,110

Total assets	$720,915	$774,734	$922,213

LIABILITIES & SHAREHOLDERS’ EQUITY

Accounts payable	$53,328	$59,411	$68,081
Employee compensation and benefits	39,423	45,023	58,125
Federal and state income taxes	1,315	2,211	—
Product warranty reserves	45,015	44,997	45,622
Insurance reserves	17,616	17,588	17,395
Other short-term borrowings	19,785	20,661	5,016
Accrued interest	6,689	6,356	63,702
Other current liabilities	64,959	70,887	73,912
Total current liabilities	248,130	267,134	331,853

Deferred compensation and retirement benefits	28,703	34,637	33,776
Product warranty reserves	22,165	21,510	21,129
Insurance reserves	34,341	34,232	33,451
Convertible senior subordinated debentures	100,000	100,000	100,000
Convertible subordinated debentures	160,142	160,142	210,142
Other long-term debt	3,880	4,360	25,249

Total liabilities	597,361	622,015	755,600

Commitments and contingencies

Shareholders’ equity:
Common stock	64,041	63,969	63,616
Additional paid-in capital	492,034	490,863	487,041
Accumulated deficit	(435,976)	(406,071)	(386,895)
Accumulated other comprehensive income	3,455	3,958	2,851

Total shareholders’ equity	123,554	152,719	166,613

Total liabilities and shareholders’ equity	$720,915	$774,734	$922,213

Fleetwood Enterprises, Inc.

BUSINESS SEGMENT AND UNIT SHIPMENT INFORMATION

(Unaudited)

(Amounts in thousands)

	13 Weeks Ended		39 Weeks Ended	40 Weeks Ended
	January 28, 2007	January 29, 2006	January 28, 2007	January 29, 2006
REVENUES:
Motor homes	$227,851	$180,677	$683,724	$727,207
Travel trailers	81,786	169,256	307,585	393,425
Folding trailers	14,339	15,409	68,484	61,383
RV Group	323,976	365,342	1,059,793	1,182,015
Housing Group	108,687	208,812	401,332	638,124
Supply Group	10,509	9,712	38,391	35,330
Intercompany Housing Group sales	—	—	—	(25,627)

	$443,172	$583,866	$1,499,516	$1,829,842

OPERATING INCOME (LOSS):
Motor homes	$5,252	$(4,054)	$633	$3,983
Travel trailers	(17,543)	11,169	(41,881)	(1,347)
Folding trailers	(3,532)	(3,309)	(2,726)	(4,614)
RV Group	(15,823)	3,806	(43,974)	(1,978)
Housing Group	(7,770)	13,073	(4,319)	32,249
Supply Group	(727)	(370)	1,392	2,229
Corporate and other	(607)	(4,573)	(1,486)	(11,322)

	$(24,927)	$11,936	$(48,387)	$21,178

UNITS SOLD:
Recreational vehicles -
Motor homes	1,838	1,622	6,110	6,873
Travel trailers	4,350	10,711	17,469	25,062
Folding trailers	1,868	2,249	7,899	8,094
	8,056	14,582	31,478	40,029

Manufactured housing -
Factory shipments	2,827	6,104	10,200	18,572

Less intercompany	—	—	—	(673)

Total shipments from continuing operations	10,883	20,686	41,678	57,928

Retail housing sales	—	—	—	1,393

Total Company shipments	10,883	20,686	41,678	59,321